Exhibit 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.bank

 PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Reports 2017 First Quarter Financial Results

MIDDLEFIELD, OHIO, April 27, 2017 ◆◆◆◆ Middlefield Banc Corp. (NASDAQ: MBCN) today reported financial results for the 2017 first quarter ended March 31, 2017.

2017 First Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	First quarter with total assets over $1.0 billion.
•	First quarter including recently acquired Liberty Bank, N.A.
•	Net interest income increased 38.5% to $8.8 million.
•	Noninterest income grew 66.2% to $1.5 million.
•	Net income was $2.1 million, or $0.78 per diluted share.
•	Total net loans were $837.2 million, and increased 4.8% organically from the fourth quarter.
•	Nonperforming loans to total loans remain at low levels, 0.96% at March 31, 2017.
•	Tier 1 capital ratio remains strong at 8.95%.

“The 2017 first quarter represents the completion and successful integration of the Liberty Bank, N.A. acquisition,” stated Thomas G. Caldwell, President and Chief Executive Officer. “Liberty’s immediate financial contribution was significant in the first quarter, which helped Middlefield achieve significant growth in profitability, loans, and deposits. While we are encouraged by the near-term financial success the Liberty acquisition represents, we are excited about the acquisition’s long-term potential. Through Liberty, we have enhanced our management team, added three highly productive branches, and expanded our geographic reach to Cuyahoga and Summit Counties. Middlefield’s larger scale and improved scope allow the company to improve profitability, while offering customers a broader range of community-oriented financial products. We also continue to be encouraged by our organic loan growth, which increased 4.8% from December 31, 2016 and 20.4% from March 31, 2016.”

Net income for the 2017 first quarter was $2.1 million, or $0.78 per diluted share, compared to net income for the 2016 first quarter of $1.5 million, or $0.79 per diluted share. Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2017 first quarter were 8.73% and 0.84%, respectively, compared with 10.57% and 0.92% for the 2016 first quarter.

During the 2017 first quarter, Middlefield incurred one-time costs associated with the Liberty acquisition of $249,032, or $0.06 per share. Adjusted for these one-time acquisition costs, Middlefield had net income of .84 per diluted share, ROE of 8.9%, and ROA of 0.85% for the 2017 first quarter.

Mr. Caldwell continued: “Over the past two years, there has been a significant amount of consolidation of banks across the state of Ohio. We believe this creates gaps in the local markets for community-oriented banks, such as Middlefield, to serve customers who desire local, personalized, and results-oriented financial products and services. Middlefield has created a strong and unique platform to capitalize on this trend and expand our market share throughout our two distinct and compelling Ohio markets. I am encouraged by the successful integration of Liberty, the performance of our new Sunbury branch and Mentor LPO, and the talented team of proven, experienced, and motivated bankers we have assembled. As a result, I am pleased with the direction we are headed and expect 2017 to be another good year for Middlefield.”

Income Statement

Net interest income for the 2017 first quarter was $8.8 million, compared to nearly $6.3 million for the 2016 first quarter. The 38.5% increase in net interest income for the 2017 first quarter was primarily a result of a 48.7% increase in interest and fees on loans. The net interest margin for the 2017 first quarter was 3.84%, compared to 3.87% for the same period of 2016.

Noninterest income for the 2017 first quarter was up 66.2% to $1.5 million, primarily a result of gains on the sales of investments and loans, as well as on earnings on bank-owned life insurance. Noninterest expense for the 2017 first quarter was $7.3 million, an increase of approximately $1.9 million from the 2016 first quarter. The higher noninterest expenses were primarily because of additional operating expenses as a result of the Liberty acquisition, higher salaries, employee benefits, and operating expenses to support the company’s growth objectives.

“Asset quality remains strong as a result of Middlefield’s focus on proactive risk management and stable economic trends within our local markets,” said Donald L. Stacy, Chief Financial Officer. “Despite a 37.8% increase in our loan portfolio, nonperforming loans declined 23.7% over the twelve-month period ended March 31, 2017. We had $64.4 million in cash and cash equivalents on our balance sheet at March 31, 2017 and loans to deposits were 98.5%. I am pleased with the 577 basis point improvement in total loans to assets, which increased from 72.33% at March 31, 2016 to 78.1% at the end of the 2017 first quarter. Middlefield incurred nearly $250,000 of one-time expenses associated with the Liberty merger. We believe we will experience improved leverage of our fixed operating expenses as we benefit from the Liberty acquisition and grow our new Sunbury branch and Mentor LPO. In addition, we continue to focus on improving noninterest income to diversify our income streams and offset higher operating expenses.”

Balance Sheet

Total assets at March 31, 2017 increased 46.2% to $1,071.5 million, from $732.9 million at March 31, 2016. Net loans at March 31, 2017 were $830.4 million, compared to $524.0 million at March 31, 2016. The 58.5% year-over-year improvement in net loans was across all loan categories, and was a result of organic growth and the contribution of the Liberty acquisition. Specifically, commercial mortgage loans increased 80.9%, residential mortgage loans increased 26.0%, commercial and industrial loans increased 93.5%, real estate construction loans increased 39.2%, and consumer installment loans increased 305.6%.

Total deposits at March 31, 2017 increased 34.6% to $849.9 million from $631.4 million at March 31, 2016. The company continues to proactively manage its cost of funds and control deposit growth. The investment portfolio, which is entirely classified as available for sale, was $110.5 million at March 31, 2017, compared with $142.6 million at March 31, 2016.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased 36.5% to $80.6 million for the 2017 first quarter, compared to $59.1 million at March 31, 2016. On a per-share basis, tangible stockholders’ equity was $28.15 at March 31, 2017, compared to $31.42 at March 31, 2016. At March 31, 2017, the company had a Tier 1 leverage ratio of 8.95%, compared to 8.73% at March 31, 2016.

During the 2017 first quarter, the company paid cash dividends of $0.27 per share, which represents a dividend payout ratio of 36.0%.

Asset Quality

The provision for loan losses was $0.2 million for the 2017 first quarter, compared to $0.1 million for the same period a year ago. Nonperforming assets at March 31, 2017 were $9.7 million, compared to $12.0 million at March 31, 2016. Net charge-offs for the 2017 first quarter were $0.4 million, or 0.02% of average loans, annualized compared to $0.1 million, or 0.10% of average loans, annualized at March 31, 2016. The allowance for loan losses at March 31, 2017 stood at $6.7 million, or 0.80% of total loans, compared to $6.4 million or 1.20% of total loans at March 31, 2016.

The following table provides a summary of asset quality and reserve coverage ratios.

Asset Quality History

(dollars in thousands)

	3/31/2017	3/31/2016	12/31/2016	12/31/2015	12/31/2014
Nonperforming loans	$8,019	$10,508	$7,075	$10,263	$9,048
Real estate owned	$1,634	$1,447	$934	$1,412	$2,590
Nonperforming assets	$9,653	$11,955	$8,009	$11,675	$11,638
Allowance for loan losses	$6,720	$6,357	$6,598	$6,385	$6,846

Ratios:
Nonperforming loans to total loans	0.96%	1.98%	1.16%	1.92%	1.92%
Nonperforming assets to total assets	0.90%	1.63%	1.02%	1.59%	1.72%
Allowance for loan losses to total loans	0.80%	1.20%	1.08%	1.20%	1.45%
Allowance for loan losses to nonperforming loans	83.80%	60.50%	93.26%	62.21%	75.66%

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a bank holding company with total assets of $1,071.5 million at March 31, 2017. The bank operates 14 full-service banking centers and an LPL Financial® brokerage office serving Beachwood, Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, Solon, Sunbury, Twinsburg, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio. Additional information is available at www.middlefieldbank.bank.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

March 31, 2017 and 2016 and December 31, 2016

(Dollar amounts in thousands)

Balance Sheet (period end)	March 31, 2017	December 31, 2016	March 31, 2016
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$63,363	$31,395	$25,251
Federal funds sold	1,000	1,100	4,969

Cash and cash equivalents	64,363	32,495	30,220
Investment securities available for sale, at fair value	110,452	114,376	142,560
Loans held for sale	9,462	634	176
Loans	837,158	609,140	530,356
Less allowance for loan and lease losses	6,720	6,598	6,357

Net loans	830,438	602,542	523,999
Premises and equipment, net	11,481	11,203	9,607
Goodwill	15,646	4,559	4,559
Core deposit intangible	3,051	36	66
Bank-owned life insurance	15,334	13,540	13,240
Other real estate owned	1,634	934	1,447
Accrued interest and other assets	9,605	7,502	7,008

TOTAL ASSETS	$1,071,466	787,821	732,882

	March 31, 2017	December 31, 2016	March 31, 2016
LIABILITIES
Deposits:
Noninterest-bearing demand	$164,613	$133,630	$115,453
Interest-bearing demand	94,605	59,560	67,082
Money market	162,843	74,940	82,143
Savings	183,845	172,370	178,292
Time	243,944	189,434	188,436

Total deposits	849,850	629,934	631,406
Short-term borrowings	76,213	68,359	26,124
Other borrowings	39,388	9,437	9,875
Accrued interest and other liabilities	6,700	3,131	1,713

TOTAL LIABILITIES	972,151	710,861	669,118

STOCKHOLDERS’ EQUITY
Common equity	69,123	47,943	36,345
Retained earnings	42,678	41,334	38,216
Accumulated other comprehensive income	1,032	1,201	2,721
Treasury stock	(13,518)	(13,518)	(13,518)

TOTAL STOCKHOLDERS’ EQUITY	99,315	76,960	63,764

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,071,466	$787,821	$732,882

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

March 31, 2017 and 2016

(Dollar amounts in thousands)

(unaudited)

	For the Three Months Ended
	March 31,
	2017	2016
INTEREST INCOME
Interest and fees on loans	$9,180	$6,173
Interest-bearing deposits in other institutions	49	12
Federal funds sold	3	4
Investment securities:
Taxable interest	218	340
Tax-exempt interest	637	790
Dividends on stock	112	29

Total interest income	10,199	7,348

INTEREST EXPENSE
Deposits	1,125	855
Short-term borrowings	177	120
Other borrowings	83	17
Trust preferred securities	57	33

Total interest expense	1,442	1,025

NET INTEREST INCOME	8,757	6,323

Provision for loan losses	165	105

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	8,592	6,218

NONINTEREST INCOME
Service charges on deposit accounts	469	447
Investment securities gains, net	488	51
Earnings on bank-owned life insurance	109	99
Gains on sale of loans	234	87
Other income	211	225

Total noninterest income	1,511	909

NONINTEREST EXPENSE
Salaries and employee benefits	3,696	2,780
Occupancy expense	488	335
Equipment expense	281	269
Data processing costs	484	272
Ohio state franchise tax	186	100
Federal deposit insurance expense	68	132
Professional fees	596	292
Loss on sale of other real estate owned	(35)	12
Advertising expense	248	195
Other real estate expense	133	46
Directors fees	112	107
Core deposit intangible amortization	72	10
Appraiser fees	102	101
ATM fees	76	96
Other expense	760	591

Total noninterest expense	7,267	5,338

Income before income taxes	2,836	1,789
Income taxes	736	302

NET INCOME	$2,100	$1,487

	For the Three Months Ended
	March 31,
	2017	2016
Per common share data
Net income per common share—basic	$0.78	$0.79
Net income per common share—diluted	$0.78	$0.79
Dividends declared	$0.27	$0.27
Book value per share(period end)	$35.42	$33.88
Tangible book value per share (period end)	$28.76	$31.42
Dividend payout ratio	36.00%	30.11%
Average shares outstanding—basic	2,679,816	1,878,177
Average shares outstanding—diluted	2,692,015	1,886,943
Period ending shares outstanding	2,803,557	1,882,026

Selected ratios
Return on average assets	0.84%	0.92%
Return on average equity	8.73%	10.57%
Yield on earning assets	4.45%	4.46%
Cost of interest-bearing liabilities	0.78%	0.75%
Net interest spread	3.67%	3.71%
Net interest margin	3.84%	3.87%
Efficiency	68.58%	67.30%
Tier 1 capital to average assets	8.95%	8.73%

	March 31, 2017	March 31, 2016
Commercial and industrial	$91,777	$47,436
Real estate—construction	29,238	21,005
Real estate—mortgage:
Residential	300,508	238,489
Commercial	395,102	218,363
Consumer installment	20,533	5,063

Loans	837,158	530,356

	March 31, 2017	March 31, 2016
Asset quality data
(Dollar amounts in thousands)

Non-accrual loans	$6,545	$7,534
Troubled debt restructuring	1,439	2,907
90 day past due and accruing	35	67

Nonperforming loans	8,019	10,508
Other real estate owned	1,634	1,447

Nonperforming assets	$9,653	$11,955

Allowance for loan and lease losses	$6,720	$6,357
Allowance for loan and lease losses/total loans	0.80%	1.20%
Net charge-offs:
Year-to-date	43	133
Net charge-offs to average loans, annualized
Year-to-date	0.02%	0.10%
Nonperforming loans/total loans	0.96%	1.98%
Allowance for loan and lease losses/nonperforming loans	83.80%	60.50%